Exhibit 99.1

ECD Auto Design Reports Second Quarter 2024 Financial Results; Revenues Increase 129% to Record $8.9 Million

Q2 2024 Maintains Strong Gross Margins While Revenue More Than Doubles, Drives Adjusted EBITDA of $0.4 Million

Company’s Reaffirms Full Year 2024 Revenue Guidance of $33.0 Million

KISSIMMEE, FL / Globe Newswire / August 19, 2024 - ECD Automotive Design, Inc. (Nasdaq: ECDA) (“ECD” or the “Company”), the world’s largest Land Rover and Jaguar restoration company known for its custom luxury builds, including bespoke Defenders, Range Rovers, Jaguar E-Types, Ford Mustangs and Toyota FJs, announced today its financial results for the second quarter ended June 30, 2024.

Company Highlights

●	Revenues increased 129% to $8.9 million in the second quarter of 2024, compared to $3.9 million in the same year-ago quarter. Growth was driven by increased volume, higher average selling price and increased used vehicle sales versus a year ago.

●	Gross profit increased significantly to $2.2 million in the second quarter of 2024, compared to $1.2 million in the same year-ago quarter

●	Gross margin was essentially flat at 31.8% in the second quarter of 2024, compared to 31.8% in the same year-ago quarter

●	Net loss was ($0.9) million in the second quarter of 2024, compared to net income of $36,000 in same year-ago quarter

●	Adjusted EBITDA (a non-GAAP financial measure) improved $0.4 million to $0.4 million in the second quarter of 2024, compared to Adjusted EBITDA of $9,000 in the same year-ago quarter

●	Subsequent to quarter end, classic Toyota FJs were added to the Company’s product lineup through a licensing agreement with Black Dog Trading.

Management Commentary

“ECD continues to see strong growth as we push through with our ambitious plans to be the preferred partner in the classic luxury automotive market. Progress along our growth plan was evidenced by our 129% increase in revenues to a record $8.9 million and strong gross margins of 31.8% during the second quarter, which is among industry leaders like Ferrari and other luxury auto brands,” stated Scott Wallace, CEO & Founder of ECD. Mr. Wallace continued “As we move ahead, we will continue scaling our existing footprint to maximize the business model, while also looking at growth opportunities in the larger classic car ecosystem. In 2024, we have expanded our classic car product line through the acquisition of assets of ‘Brand New Muscle Car’, adding classic Mustangs, and a licensing agreement with ‘Black Dog Trading’, which added classic Toyota FJs. We also continue to enhance our brand through strategic partnerships like our new collaboration with Turtleback Trailers. Not only are these opportunities important to our growth plans, but they provide us the ability to maximize our existing footprint and scale in a capital efficient manner.”

Full Year 2024 Guidance

The Company is reaffirming their guidance and expects 2024 revenue to be $33.0 million, representing an increase of approximately 108% when compared to revenue of $15.1 million in 2023.

Financial Results

Revenue increased 129% to a record $8.9 million in the second quarter of 2024, compared to $3.9 million in the second quarter of 2023. The increase was primarily due increased volume, higher average selling price and increased used vehicle sales versus a year ago.

Second quarter 2024 gross profit increased significantly to $2.8 million, or 31.8% of revenue, compared to $1.2 million, or 31.8% or revenue in the second quarter of 2023.

Operating expenses were $2.7 million in the second quarter 2024, compared to $1.2 million in the second quarter 2023. The increase in operating expenses was primarily due to higher general and administrative expenses related to the ongoing costs of being a public company.

Operating Income improved to $0.1 million, compared to an operating loss of ($19,000) in the second quarter of 2023. The improvement was primarily due to a higher average selling price per vehicle and efficiencies in the build process.

Net loss for the second quarter 2024 was ($0.9 million), or $(0.03) per diluted share, compared to net income of $36,000, or $(0.00) per diluted share in the second quarter of 2023. The change in net loss was primarily the result of interest expense affiliated with a convertible note.

Adjusted EBITDA improved $0.4 million to $0.4 million in the second quarter 2024, compared to Adjusted EBITDA of $0.0 million in the second quarter of 2023.

Cash and equivalents on June 30, 2024 were $5.6 million, as compared to $8.1 million on December 31, 2023.

Earnings Call and Webcast

Management will host the conference call, followed by a question and answer session.

Date: Monday, August 19, 2024

Time: 4:30 PM Eastern Time (1:30 PM Pacific Time)

U.S. dial-in number: 877-270-2148

International number: 412-902-6510

Webcast: 2Q24 Webcast Link

The Company will also provide a link at https://ecdautodesign.com/ecd-investors/ for those who wish to stream the call via webcast. Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through August 21, 2024.

Toll-free replay number: 877-344-7529

International replay number: 412-317-0088

Replay passcode: 4333997

About ECD Auto Design

ECD, a public company trading under ECDA on the Nasdaq, is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, ECD restores Land Rovers Defenders, Land Rover Series IIA, the Range Rover Classic, the Jaguar E-Type and we have recently added Ford Mustang and Toyota FJ. Historically, each vehicle produced by ECD was fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified Automotive Service Excellence ("ASE") craftsmen. The company was founded in 2013 by three British "gear heads' whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD's global headquarters, known as the "Rover Dome," is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 90 talented craftsmen and technicians, who hold a combined 61 ASE and five master level certifications. ECD has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

About Non-GAAP Financial Measures

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used to evaluate companies on the basis of operating performance and leverage.

EBITDA is not intended to represent cash flows for the periods presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In accordance with SEC Regulation G, the non-GAAP measurements in this press release have been reconciled to the nearest GAAP measurement, which can be viewed under the heading “Reconciliation of Net Income (loss) from Operations to EBITDA” in the financial tables included in this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “attempting,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

Investor Relations

Brian M. Prenoveau, CFA
MZ Group – MZ North America
ECDA@mzgroup.us
561 489 5315

ECD AUTOMOTIVE DESIGN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$8,872,003	$3,867,903	$17,180,042	$6,575,229
Cost of goods sold (exclusive of depreciation expense shown below)	6,054,705	2,639,201	11,885,805	5,042,435
Gross profit	2,817,298	1,228,702	5,294,237	1,532,794

Operating expenses
Advertising and marketing expenses	271,063	101,568	614,472	206,788
General and administrative expenses	2,284,998	1,118,060	4,461,943	2,434,567
Depreciation and amortization expenses	143,728	27,685	191,382	54,993
Total operating expenses	2,699,789	1,247,313	5,267,797	2,696,348

Income (loss) from operations	117,509	(18,611)	26,440	(1,163,554)

Other income (expense)
Interest expense	(1,151,548)	-	(2,122,325)	-
Foreign exchange loss	(5,607)	-	(10,311)	-
Other income (expense), net	103,865	54,773	152,391	77,150
Total other (expense) income, net	(1,053,290)	54,773	(1,980,245)	77,150

Loss before income taxes	(935,781)	36,162	(1,953,805)	(1,086,404)
Income tax expense	9,712		(522,568)	-
Net income (loss)	$(926,069)	$36,162	$(2,476,373)	$(1,086,404)

Net income (loss) per common share, basic and diluted	$(0.03)	$0.00	$(0.08)	$(0.05)
Weighted average number of common shares outstanding, basic and diluted	31,976,585	24,000,000	31,898,151	24,000,000

ECD AUTOMOTIVE DESIGN, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$5,660,684	$8,134,211
Accounts receivable, net	105,132	-
Inventories	10,119,487	11,799,304
Prepaid and other current assets	405,468	34,006
Total current assets	16,290,771	19,967,521

Property and equipment, net	607,603	968,677
Deferred tax asset	-	515,444
Right-of-use assets	3,586,612	3,763,294
Brand name, net	1,200,006	0
Deposit	60,200	77,686
TOTAL ASSETS	$21,745,192	$25,292,622

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,104,896	$768,808
Accrued expenses	1,411,058	687,000
Deferred revenue	11,467,622	17,596,512
Deferred taxes liability	7,124	-
Lease liability, current	334,231	314,903
Floor plan payable	1,321,000	-
Income tax payable	1,115,559	1,115,559
Share issuance liability	1,325,000	250,000
Other payable	641,621	168,256
Total current liabilities	18,728,111	20,901,038

Lease liability, non-current	3,554,078	3,727,182
Convertible note, net of debt discount	11,551,467	10,683,452
Total liabilities	33,833,656	35,311,672

Commitments and contingencies (Note 16)	-	-

Redeemable preferred stock, $0.0001 par value, 20,000,000 authorized shares; 25,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023	3	3

Stockholders’ deficit:
Common stock, $0.0001 par value, 1,000,000,000 authorized shares; 32,099,662 shares and 31,874,662 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	3,210	3,187
Additional paid-in capital	431,936	-
Accumulated deficit	(12,523,613)	(10,022,240)
Total Stockholders’ Deficit	(12,088,467)	(10,019,053)
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$21,745,192	$25,292,622

ECD AUTOMOTIVE DESIGN, INC.

Non-GAAP Reconciliation - Reconciliation of Net Income (loss) to Adjusted EBITDA

	For the three months ended		For the six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Net loss	$(926,069)	$36,162	$(2,476,373)	$(1,086,404)
Excluding:
Interest expense	1,151,548	-	2,122,325	-
Income tax (benefit) expense	(9,712)	-	522,568	-
Non-recurring professional fees	-	-	408,936	210,099
Equity compensation expense	139,459	-	256,959	-
Other (income) expense, net	(103,865)	(54,773)	(152,391)	(77,150)
Foreign exchange loss	5,607	-	10,311	-
Depreciation	143,728	27,685	191,382	54,993
Adjusted EBITDA	400,696	9,074	883,717	(898,462)